Exhibit 99.1

EVERGREEN ENERGY INC NAMES CEO KEVIN COLLINS TO
BOARD, ADDS DR. JOHN WINTER AS VP OF ENGINEERING

DENVER – September 11, 2007– Evergreen Energy Inc (NYSE Arca: EEE), a leader in providing solutions for energy and environmental needs, today announced that it has elected President and Chief Executive Officer Kevin R. Collins to its Board of Directors.  The Company also announced that it has expanded its engineering organization to support its growth with the appointment of Dr. John D. Winter as Vice President of Engineering.

Collins joined the Company in October 2005, and served as EVP of Strategy and Finance and Chief Operating Officer prior to being named President and CEO in June 2007.

Evergreen Energy Inc also announced that Dr. John D. Winter will join the Company as VP of Engineering, effective September 24th.   An expert in the design and implementation of gasification projects, Dr. Winter was most recently General Electric’s Chief Engineer for gasification, and has held senior engineering positions with Texaco, Chevron, and Dow Chemical.

Reporting directly to Steve Wolff, EVP of Engineering, Winter will support Evergreen’s efforts to design, implement and manage new K-DirectSM and K-Fuel® Refined Coal plants.  Dr. Winter has a PhD in Chemical Engineering from the University of Houston, as well as a Bachelor’s and Master’s Degree from the University of Alabama.

About Evergreen

Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Contacts:

Analysts and Investors:
Karli Anderson
Director of Investor Relations
303-293-2992

Media and Public Affairs
Paul Jacobson
VP Corporate Communications
303-293-2992

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430